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                                                                    EXHIBIT 12.1


                       RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

                                                                                                       NINE MONTHS ENDED
                                                        YEAR ENDED SEPTEMBER 30,                            JUNE 30,
                                     -------------------------------------------------------------   -----------------------
                                         2000        2001         2002         2003         2004        2004          2005
                                     ---------    ---------    ---------    ---------    ---------   ---------     ---------
EARNINGS:
Earnings before income taxes,
   minority interests and income
   (loss) from equity investee       $  15,443    $  53,394    $  56,413    $  74,339    $  92,853   $ 125,932     $  92,678
Distributed income of equity
   investee                                                                                                            1,125
Interest expense                        76,734       82,037       88,484       86,989       83,109      63,269        61,343
Amortization of debt discount and
   expense                               1,772        2,049        2,633        3,465        3,326       2,006         1,883
Amortization of debt premium            (3,742)      (3,690)      (3,278)      (3,259)      (3,260)     (2,457)       (2,268)
Estimated interest component of
   rental expense                        9,663       10,903       13,991       14,393       15,204      11,275        12,248
                                     ---------    ---------    ---------    ---------    ---------   ---------     ---------
                                     $  99,870    $ 144,693    $ 158,243    $ 175,927    $ 191,232   $ 200,025     $ 167,009
                                     =========    =========    =========    =========    =========   =========     =========

FIXED CHARGES:

Interest expense                     $  76,734    $  82,037    $  88,484    $  86,989    $  83,109   $  63,269     $  61,343
Amortization of debt discount and
   expense                               1,772        2,049        2,633        3,465        3,326       2,006         1,883
Amortization of debt premium            (3,742)      (3,690)      (3,278)      (3,259)      (3,260)     (2,457)       (2,268)
Estimated interest component of
   rental expense                        9,663       10,903       13,991       14,393       15,204      11,275        12,248
                                     ---------    ---------    ---------    ---------    ---------   ---------     ---------
                                     $  84,427    $  91,299    $ 101,830    $ 101,588    $  98,379   $  74,093     $  73,206
                                     =========    =========    =========    =========    =========   =========     =========

Ratio of Earnings to Fixed Charges        1.18         1.58         1.55         1.73         1.94        2.70          2.28
                                     =========    =========    =========    =========    =========   =========     =========
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